SCHEDULE 14A
                                 (RULE 14A-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant |X|

Filed by a party other than the Registrant | |

Check the appropriate box:

|X| Preliminary proxy statement               |_| Confidential, for Use of the
                                                  Commission Only (as permitted
|_| Definitive proxy statement                    by Rule 14a-6(e)(2))
|_| Definitive additional materials
|_| Soliciting material under Rule 14a-12

                       NETWORK-1 SECURITY SOLUTIONS, INC.
                       ----------------------------------
                (Name of Registrant as Specified in Its Charter)


            --------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

|X|   No fee required.

|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)   Title of each class of securities to which transaction applies:
(2)   Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)   Proposed maximum aggregate value of transaction:
(5)   Total fee paid:

|_|   Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)   Amount Previously Paid:
(2)   Form, Schedule or Registration Statement No.:
(3)   Filing Party:
(4)   Date Filed:

                       NETWORK-1 SECURITY SOLUTIONS, INC.
                       1601 TRAPELO ROAD, RESERVOIR PLACE
                          WALTHAM, MASSACHUSETTS 02451
               ---------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON APRIL 28, 2000
              ----------------------------------------------------

To the Stockholders of Network-1 Security Solutions, Inc.:

         Notice is hereby given that the Annual Meeting of Stockholders of Network-1 Security Solutions, Inc., a Delaware corporation (the "Company"), will be held at its executive offices located at 1601 Trapelo Road, Reservoir Place, Waltham, Massachusetts, on Friday, April 28, 2000 at 10:00 A.M., local time, for the following purposes:

         1.       To elect directors;

         2. To approve the conversion feature of certain promissory notes issued by the Company in connection with a financing in December 1999 (the "December Notes");

         3. To ratify the selection of Richard A. Eisner & Company, LLP as independent auditors of the Company for the fiscal year commencing January 1, 2000; and

         4. To transact such other business as may properly come before the meeting or any adjournments thereof.

         The Board of Directors has fixed the close of business on February 28, 2000 as the record date for the meeting. Only holders of record of shares at that time will be entitled to notice of, and to vote at, the meeting or any adjournments thereof.

         Management requests all stockholders to sign and date the enclosed form of proxy and return it in the postage paid, self-addressed envelope provided for your convenience. Please do this whether or not you plan to attend the meeting. Should you attend, you may, if you wish, withdraw your proxy and vote your shares in person.

                                             By Order of the Board of Directors,



                                             Murray P. Fish
                                             Chief Financial Officer & Secretary

Waltham, Massachusetts
March ___, 2000

                               PRELIMINARY COPIES
                               ------------------

                       NETWORK-1 SECURITY SOLUTIONS, INC.

                        ---------------------------------

                                 PROXY STATEMENT
                         ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD FRIDAY, APRIL 28, 2000
                     ---------------------------------------

        This Proxy Statement is furnished by the Board of Directors of Network-1 Security Solutions, Inc. (the "Company") in connection with the solicitation of proxies to be voted at the Annual Meeting of Stockholders, which will be held at the Company's offices located at 1601 Trapelo Road, Reservoir Place, Waltham, Massachusetts, on April 28, 2000, at 10:00 A.M., local time, and at all adjournments thereof.

         Any stockholder giving a proxy will have the right to revoke it at any time prior to the time it is voted. A proxy may be revoked by written notice to the Company, Attention: Secretary, by execution of a subsequent proxy or by attendance and voting in person at the Annual Meeting of Stockholders. Attendance at the meeting will not automatically revoke the proxy. All shares represented by effective proxies will be voted at the Annual Meeting of Stockholders, or at any adjournment thereof. Unless otherwise specified in the proxy, shares represented by proxies will be voted (i) FOR the election of the nominees for director listed below, (ii) FOR the conversion feature in the December Notes, and (iii) FOR the ratification of the selection of the independent auditors.

         The Company's executive offices are located at 1601 Trapelo Road, Reservoir Place, Waltham, Massachusetts, and its phone number is (781) 522-3400. On or about March __, 2000 this Proxy Statement and the accompanying form of proxy, together with a copy of the Annual Report on Form 10-KSB of the Company for the fiscal year ended December 31, 1999, including financial statements, are to be mailed to each stockholder of record at the close of business on February 28, 2000 (the "Record Date").

                                VOTING SECURITIES

         Only stockholders of record at the close of business on the Record Date are entitled to vote at the meeting. As of the Record Date, the Company had issued and outstanding and entitled to vote 5,350,753 shares of common stock, par value $0.01 per share (the "Common Stock") and 491,803 shares of Series D Preferred Stock (the "Preferred Stock"). Each share of Common Stock and Preferred Stock entitles the holder thereof to one vote, except that the shares of Preferred Stock are not permitted to vote on Proposal No. 2 and such shares of Preferred Stock shall not be deemed outstanding for the purposes of calculating the votes needed for such proposal. The presence at the meeting, in person or by proxy, of a majority of the outstanding shares of stock entitled to vote is necessary to constitute a quorum for the meeting. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the meeting in person or by proxy and who abstain, including brokers holding customers' shares of record who cause abstentions to be recorded at the meeting, are considered stockholders who are present and entitled to vote and they count toward the quorum, except that shares of Preferred Stock are not entitled to vote on Proposal No. 2 and will not count towards the quorum in connection with such vote.

         Brokers holding shares of record for customers generally are not entitled to vote on certain matters unless they receive voting instructions from their customers. As used herein, "uninstructed shares" means shares held by a broker who has not received instructions from its customers on such matters and the broker has so notified the Company on a proxy form in accordance with industry practice or has otherwise advised the Company that it lacks voting authority. As used herein, "broker non-votes" means the votes that could have been cast on the matter in question by brokers with respect to uninstructed shares if the brokers had received their customers' instructions. In connection with the treatment of abstentions and broker non-votes, the Company intends to apply the following principles:

         ELECTION OF DIRECTORS: Directors are elected by the affirmative vote of a plurality of the shares, present in person or represented by proxy at the meeting and entitled to vote. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election.

         APPROVAL OF THE CONVERSION FEATURE IN THE DECEMBER NOTES: To be approved, this proposal must receive the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Uninstructed shares are not entitled to vote on this matter, and therefore broker non-votes do not affect the outcome. Abstentions have the effect of negative votes.

         APPROVAL OF AUDITORS: To be approved, this matter must receive the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote. Uninstructed shares are entitled to vote on this matter. Therefore, abstentions and broker non-votes have the effect of negative votes.

                              ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

         The Company's Board of Directors consists of five members. All five directors are to be elected at the Annual Meeting to constitute the Board of Directors of the Company, to hold office until the next Annual Meeting of Stockholders and until the election and qualification of their respective successors. If no other choice is specified in the accompanying proxy, the persons named therein have advised management that it is their present intention to vote the proxy for the election of the nominees set forth below. Each of the nominees is presently a director of the Company. Should any of such nominees become unable to accept nomination or election, it is intended that the persons named in the accompanying proxy will vote for the election of such other person as management may recommend in the place of such nominee.

DIRECTOR NOMINEES

         Set forth below for each nominee is his name, age, the year in which he became a director of the Company, his principal occupations during the last five years and any additional directorships in publicly-held companies. The information is as of March 1, 2000.

         AVI A. FOGEL, age 45, has served as a director since May 1998. Mr. Fogel has also served as President and Chief Executive Officer of the Company since May 1998. From March 1998 until May 1998, Mr. Fogel served as a consultant to the Company. From June 1997 until the consummation of the Company's initial public offering in November 1998, Mr. Fogel served as President and Chief Executive Officer of CommHome Systems Corporation, a development stage company engaged in the business of developing residential networking solutions, which he co-founded in June 1997. From January 1997 to June 1997, Mr. Fogel was engaged in pre-incorporation activities related to CommHome Systems

Corporation. From October 1995 to December 1996, Mr. Fogel was employed by Digital Equipment Corp. as Vice President, Global Marketing. From July 1994 to October 1995, Mr. Fogel was Executive Vice President, Global Marketing and Business Development of LANNET Data Communications, Ltd., a manufacturer of LAN switching hubs located in Tel Aviv, Israel. From July 1990 to July 1994, Mr. Fogel served as President and Chief Executive Officer of LANNET, Inc., the U.S. subsidiary of LANNET Data Communications, Ltd.

         WILLIAM HANCOCK, age 43, has served as a director since inception of the Company (July 1990). Mr. Hancock, co-founded the Company and served as its Chief Technology Officer from May 1998 until February 2000. Since February 2000, Mr. Hancock has served as the Vice President of Security and Chief Security Officer of Exodus Communications, Inc. From the Company's inception until May 1998, Mr. Hancock served as Executive Vice President and Secretary of the Company. From June 1982 to July 1990, Mr. Hancock was an independent computer and networking consultant to Fortune 500 companies, including Digital Equipment Corporation, AT&T and IBM. Mr. Hancock participated in the operating system and network design teams at both Digital Equipment Corporation and IBM.

         COREY M. HOROWITZ, age 45, became Chairman of the Board of Directors of the Company in January 1996 and has been a member of the Board of Directors since April 1994. Mr. Horowitz is a private investor and President and sole shareholder of CMH Capital Management Corp., a New York investment advisory and merchant banking firm, which he founded in September 1991. From January 1986 to February 1991, Mr. Horowitz was a general partner in charge of mergers and acquisitions at Plaza Securities Co., a New York investment partnership.

         MARCUS J. RANUM, age 37, has served as a director of the Company since June 1998. Mr. Ranum currently serves as President and Chief Executive Officer of Network Flight Recorder, Inc., a development stage networking software company which he founded in March 1996. From October 1994 to February 1996, Mr. Ranum served as Chief Scientist and Executive Manager of V-One Corporation, a company engaged in the development and marketing of network security products. From June 1994 to October 1994, he served as a consultant in network security, software analysis and testing, software development and related matters. From November 1992 to June 1994, Mr. Ranum served as Senior Scientist of Trusted Information Systems, Inc. From August 1991 to November 1993, Mr. Ranum served as a consultant to Digital Equipment Corporation.

         EMANUEL R. PEARLMAN, age 39, has served as a director of the Company since December 1999. Since June 1998, Mr. Pearlman has served as manager of both Beach Lane Capital LLC, a financial advisory and consulting firm, and Beach Lane Opportunity LLC, an investment partnership. Since August 1997, Mr. Pearlman has also served as a consultant to Bally Total Fitness Corporation. In addition, since June 1995, Mr. Pearlman has served as President of M.E.P. Capital Corporation, a financial advisory and consulting firm. From October 1992 until December 1996, Mr. Pearlman was a consultant to Bally Entertainment Corporation.

OTHER EXECUTIVE OFFICERS OF THE COMPANY

         ROBERT P. OLSEN, age 46, has served as Vice President of Marketing since March 1999. From May 1998 until March 1999, Mr. Olsen served as Vice President of Product Management. From March 1998 until May 1998, Mr. Olsen served as a consultant to the Company. From July 1997 to December 1997, Mr. Olsen served as Vice President of Marketing of CommHome Systems Corporation. From July 1996 to July 1997, Mr. Olsen was Vice President of Marketing for Netphone, Inc., a developer of computer servers. From December 1991 to June 1996, Mr. Olsen was Vice President of Marketing for Agile

Networks, Inc., a company engaged in the design manufacturing, marketing and support of ethernet and ATM switches, which he co-founded.

         MURRAY P. FISH, age 48, has served as Chief Financial Officer since May 1998 and as Secretary since February 2000. From August 1997 to May 1998, Mr. Fish was an independent financial consultant. From April 1991 to August 1997, Mr. Fish served as President, Chief Executive Officer and a director of RealWorld Corporation, a manufacturer of accounting software. From March 1989 to April 1991, Mr. Fish served as Vice President and Controller of Goldman Financial Group, Inc., a manufacturer of chemical and machine tools.

         JOSEPH A. DONOHUE, age 45, has served as Vice President of Engineering since July 1998. From April 1987 to July 1998, Mr. Donohue was employed by Stratus Computer Inc., having held the positions of Director - Windows/NT Software Development from November 1997 to July 1998, Director - Proprietary OS from July 1994 to November 1997 and Manager - Kernel Development from July 1993 to July 1994. From April 1987 to July 1993, Mr. Donohue was employed by Stratus Computer, Inc. in various engineering positions.

ADVISORY BOARD

         In December 1999, the Board of Directors established an advisory board, consisting of Barry Rubenstein and Irwin Lieber, for the purpose of providing strategic advice to the Company. Set forth below, for each member, is his age, principal occupations during the last five years. The information is as of March 1, 2000.

         BARRY RUBENSTEIN, age 57, served as a director of the Company from July 1998 until December 1999 and has served as a member of the advisory board of the Company since December 1999. Since June 1994, Mr. Rubenstein has served as President, a director and a shareholder of InfoMedia Associates, Ltd., which is a general partner of the 21st Century Communications Partners, L.P. and affiliated partnerships. Mr. Rubenstein also serves as Chief Executive Officer of Wheatley Partners, L.L.C., the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, L.P. He is also a general partner of Wheatley Partners II, L.P., Seneca Ventures, Woodland Venture Fund and Woodland Partners, each of which is an investment partnership. Prior to his experience as an investor, Mr. Rubenstein served as a co-founder of several technology companies, including Applied Digital Data Systems, Inc., Cheyenne Software, Inc. and Novell, Inc.

         IRWIN LIEBER, age 60, served as a director of the Company from July 1998 until December 1999 and has served as a member of the advisory board of the Company since December 1999. Since 1979, he has served as Chairman and Chief Executive Officer of GeoCapital LLC, an investment advisory firm which he founded. Mr. Lieber is also a general partner of Wheatley Partners II, L.P., and a principal of Wheatley Partners, L.P. and 21st Century Communications, L.P., each of which is an investment partnership. Mr. Lieber also serves as President of Wheatley Partners, LLC, the general partner of Wheatley Partners, L.P. and a general partner of Wheatley Foreign Partners, both of which are investment partnerships.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         In August 1998, the Board of Directors established an Audit Committee and a Compensation Committee, both currently consisting of Corey M. Horowitz and Emanuel R. Pearlman. The Audit Committee reviews the qualifications of the Company's independent auditors, makes recommendations to the Board of Directors regarding the selection of independent auditors, reviews the scope, fees and results of any audit, and reviews non-audit services and related fees provided by the independent auditors. The

Compensation Committee is responsible for determining compensation for the executive officers of the Company, including bonuses and benefits, and will administer the Company's compensation programs, including the Company's Stock Option Plan.

         The Board of Directors does not have a nominating committee. The selection of nominees for the Board of Directors is made by the entire Board of Directors. The Board of Directors may from time to time establish other committees to facilitate the management of the Company.

         During the past fiscal year, the Company's Board of Directors held 6 meetings. The Board of Directors' Compensation Committee met 5 times during the past fiscal year. The Audit Committee did not formally meet during the past fiscal year. No incumbent director failed to participate in at least 75% of all meetings of the Board of Directors and the committees on which he served during the past fiscal year. The Company has compensated each director, who is not also an employee of the Company, by granting to each such outside director stock options to purchase 20,000 shares of Common Stock, at an exercise price equal to the closing price of the Company's Common Stock on the date of grant, with the option shares vesting over a one year period in equal quarterly amounts. In addition, each non-employee director will receive an automatic option grant to purchase 5,000 shares of Common Stock on each year anniversary that such director is a member of the Board of Directors with the option shares vesting over a one year period in equal quarterly amounts. No additional amounts are payable for committee participation or special assignments.

                             EXECUTIVE COMPENSATION

         The following table summarizes compensation paid to the Company's Chief Executive Officer and to each of its executive officers who received compensation in excess of $100,000 for services rendered in all capacities to the Company during each of the years ended December 31, 1999, 1998 and 1997. None of the Company's other employees received in excess of $100,000 in compensation during the year ended December 31, 1999.

SUMMARY COMPENSATION TABLE

                                                                                                        LONG TERM
                                                                                                        COMPENSATION
                                                                     ANNUAL COMPENSATION                AWARDS
                                                                                                        SHARES
                                       YEAR ENDED                                    OTHER ANNUAL       UNDERLYING
NAME AND PRINCIPAL POSITION            DECEMBER 31      SALARY ($)       BONUS ($)   COMPENSATION(1)    OPTIONS(#)
---------------------------            -----------      ----------       ---------   ------------       ----------
Avi A. Fogel                                1999        $150,000         $28,375             -               122,116
   President & Chief Executive              1998        $128,192(2)      $24,986             -               383,343
   Officer

Robert Russo                                1999        $120,000(3)      $16,000             -               56,250
  President and Chief                       1998        $153,746(4)       $5,000             -               25,000
  Operating Officer, Vice                   1997        $145,000(5)          -               -                  -
  President of Professional
  Services

William Hancock                             1999        $160,000(6)          -               -               56,250
   Chief Technology Officer,                1998        $160,000             -               -               25,000
   Executive Vice President                 1997        $160,000(7)          -               -                  -

Robert P. Olsen                             1999        $120,000         $24,975             -               52,758
   Vice President of Marketing              1998        $ 94,154(8)      $14,992             -               94,362
    Vice President of Product
    Management

Murray P. Fish                              1999        $120,000         $25,500             -               52,714
    Chief Financial Officer,                1998        $ 75,692(9)      $14,926             -               94,185
    Secretary

Joseph A. Donohue                           1999        $120,000         $22,125             -               52,605
    Vice President of                       1998        $ 53,077(10)     $10,060             -               93,750
     Engineering

--------------

      (1) The Company has concluded that the aggregate amount of perquisites and other personal benefits paid to each of the executive officers listed above did not exceed the lesser of ten percent (10%) of such officer's annual salary and bonus for each fiscal year indicated or $50,000.

      (2) Mr. Fogel was first employed as President and Chief Executive Officer in May 1998 and served as a consultant to the Company from March 1998 to May 1998. Mr. Fogel received $33,000 as a consultant. Mr. Fogel's annual base salary during 1998 was $150,000.

      (3) In January 1999, Mr. Russo became Vice President of Professional Services. Effective February 2000, Mr. Russo is no longer employed by the Company.

      (4) Mr. Russo served as President and Chief Operating Officer until May 1998 at which time he became Vice President of Business Development. Includes $19,925 of deferred salary.

      (5)    Includes $51,692 of deferred salary.

      (6) Effective February 2000, Mr. Hancock is no longer employed by the Company.

      (7)    Includes $6,154 of deferred salary.

      (8) Mr. Olsen served as Vice President of Product Management from May 1998 until March 1999 at which time he became Vice President of Marketing. Mr. Olsen served as a consultant to the Company from March 1998 to May 1998. Mr. Olsen received $18,000 as a consultant. Mr. Olsen's annual base salary during 1998 was $120,000.

      (9)    Mr. Fish joined the Company in May 1998.

      (10)   Mr. Donohue joined the Company in July 1998.

OPTION GRANTS IN 1999

         The following stock options were granted to the Company's executive officers during the year ended December 31, 1999:

                                       NUMBER OF            % OF TOTAL
                                        SHARES           OPTIONS GRANTED TO            EXERCISE
                                      UNDERLYING              EMPLOYEES                PRICE PER             EXPIRATION
                                    OPTIONS GRANTED           IN 1999(1)               SHARE (2)                DATE
                                    ---------------         -------------             ------------              ----
Avi A. Fogel                            40,000                   4.7%                     $3.75                 6/22/09
                                        32,116                   3.8%                     $1.50                10/25/09
                                        50,000                   5.9%                     $2.91                11/08/09

Robert Russo                            20,000                   2.3%                     $3.75                 6/22/09
                                        11,250                   1.3%                     $1.50                10/25/09
                                        25,000                   2.9%                     $2.91                11/08/09

William Hancock                         20,000                   2.3%                     $3.75                 6/22/09
                                        11,250                   1.3%                     $1.50                10/25/09
                                        25,000                   2.9%                     $2.91                11/08/09

Robert P. Olsen                         20,000                   2.3%                     $3.75                 6/22/09
                                        28,591                   3.4%                     $1.50                10/25/09
                                         4,167                   0.5%                     $2.91                11/08/09

Murray P. Fish                          20,000                   2.3%                     $3.75                 6/22/09
                                        28,546                   3.3%                     $1.50                10/25/09
                                         4,168                   0.5%                     $2.91                11/08/09

Joseph Donohue                          20,000                   2.3%                     $3.75                 6/22/09
                                        28,438                   3.3%                     $1.50                10/25/09
                                         4,167                   0.5%                     $2.91                11/08/09

---------------------------

      (1) The number of options granted to employees during the year ended December 31, 1999 used to compute this percentage is based on 604,152 incentive stock options and 247,541 non-qualified stock options.

      (2) All options were granted at an exercise price equal to the fair market value of the Company's Common Stock at the date of grant, as determined by the Board of Directors.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1999 AND 1999 FISCAL YEAR-END OPTION VALUES

         No options were exercised by an executive officer of the Company during the year ended December 31, 1999. The following table sets forth information relating to the fiscal year-end value of unexercised options held by executive officers on an aggregated basis:

                                           NUMBER OF SECURITIES                                      VALUE OF
                                                UNDERLYING                                         UNEXERCISED
                                            UNEXERCISED OPTIONS                                IN-THE-MONEY OPTIONS
                                              AT 12/31/99 (#)                               AT FISCAL YEAR-END ($) (1)
             NAME                    EXERCISABLE         UNEXERCISABLE                EXERCISABLE               UNEXERCISABLE
             ----                    -----------         -------------                -----------               -------------
         Avi A. Fogel                 256,191               248,467                   $1,956,356                 $1,920,854
        Robert Russo(2)                24,625                56,625                     $151,020                   $412,870
      William Hancock(2)               24,625                56,625                     $151,020                   $412,870
        Robert P. Olsen                70,780                76,340                     $417,264                   $500,877
        Murray P. Fish                 70,666                76,233                     $416,544                   $500,147
        Joseph Donohue                 70,386                75,969                     $401,919                   $488,261

------------------------

      (1) Options are "in-the-money" if the market price of the Common Stock on December 31, 1999 ($10.8125) exceeds the exercise price of such options. The value of such options is calculated by determining the difference between the aggregate market price of the Common Stock underlying the options on December 31, 1999 and the aggregate exercise price of such options.

      (2) On February 8, 2000, Messrs. Russo and Hancock entered into termination agreements with the Company pursuant to which the vesting of certain of their options were accelerated so that each of them currently has 41,250 exercisable options and 15,000 unexercisable options, with values at fiscal year-end of $264,459 and $118,538, respectively.

               EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

EMPLOYMENT AGREEMENTS

         On May 18, 1998, the Company entered into an employment agreement with Avi A. Fogel, pursuant to which Mr. Fogel serves as the Company's Chief Executive Officer and President for a four year term at an annual base salary of $150,000 per year subject to annual increases in base salary of up to 20% at the discretion of the Compensation Committee of the Board of Directors. Mr. Fogel is eligible to receive an additional annual cash bonus of up to $50,000 as determined by the Compensation Committee of the Board of Directors in its discretion. In addition, upon execution of his employment agreement, Mr. Fogel received five year options to purchase 294,879 shares of the Company's Common Stock at an exercise price of $2.42 per share. The options granted to Mr. Fogel vested as to 34% of the shares covered thereby at the time of execution of his employment agreement and vest as to 22% of the shares covered thereby on each of the first three anniversaries thereafter, subject to acceleration upon a change of control of the Company. In the event Mr. Fogel's employment agreement is terminated "other than for cause" (as defined in the agreement), he shall be entitled to (i) the vesting of all options in the year of termination and 50% of the options that would have vested in the year following termination and (ii) the lesser of one year's base salary or the base salary for the balance of the term of the agreement. Mr. Fogel has agreed not to disclose any confidential information of the Company during the term of his employment or at any time thereafter or to compete with the Company during the term of his agreement and for a period of two years thereafter in the event of termination for cause.

         On June 30, 1998, the Company entered into an employment agreement with William Hancock pursuant to which Mr. Hancock agreed to continue to serve as the Company's Chief Technology Officer for a three year term at an annual salary of $160,000 per annum, subject to additional bonus compensation as determined by the Compensation Committee of the Board of Directors in its discretion. Mr. Hancock has agreed not to disclose any confidential information of the Company during the term of his employment or at any time thereafter. On February 7, 2000, the Company entered into a termination agreement with Mr. Hancock pursuant to which he received an additional option to purchase 25,000 shares of Common Stock and options to purchase 6,625 shares of Common Stock held by Mr. Hancock were accelerated to vest upon the closing of the sale by the Company of its Professional Services business which was consummated on February 9, 2000 (the "Closing Date"). The Company also agreed to extend the time period to exercise the vested incentive stock options from 30 days to 90 days. In addition, the Company agreed to pay Mr. Hancock a special bonus within 10 days of the one-year anniversary of the Closing Date, conditioned upon his still being employed by the acquiror at such time, in an amount equal to 3% of the net funds ($1,000,000 held in escrow) received by the Company from the acquiror following the first anniversary of the Closing Date, subject to certain adjustments. Furthermore, the Company secured an agreement with Wheatley to release Mr. Hancock's founder shares from a lockup over a period of time. Effective on the Closing Date, Mr. Hancock was no longer employed by the Company.

         On May 18, 1998, the Company entered into an employment agreement with Robert P. Olsen pursuant to which Mr. Olsen serves as the Company's Vice President of Marketing for a three year term at an annual salary of $120,000 per annum, subject to an additional cash bonus of up to $30,000 as determined by the Compensation Committee of the Board of Directors in its discretion. Upon execution of his employment agreement, Mr. Olsen received an incentive stock option to purchase 58,976 shares of the Company's Common Stock at an exercise price of $5.60 per share. The options granted to Mr. Olsen vested as to 34% of the shares covered thereby upon execution of the agreement and 22% of the shares covered thereby on each of the first three anniversaries thereafter, subject to acceleration upon a change of control of the Company. In the event Mr. Olsen's employment agreement is terminated "other than for cause" (as defined in the agreement), he shall be entitled to (i) the vesting of all options in the year of termination and 50% of the options that would have vested in the year following termination and (ii) the lesser of one year base salary or the base salary for the balance of the term of the agreement. Mr. Olsen has agreed not to disclose any confidential information of the Company during the term of his employment or at any time thereafter or to compete with the Company during the term of his agreement and for a period of two years thereafter in the event of termination for cause.

         On May 19, 1998, the Company entered into an employment agreement with Murray P. Fish pursuant to which Mr. Fish agreed to serve as the Company's Chief Financial Officer for a three year term at an annual salary of $120,000 per annum, subject to an additional cash bonus of $30,000 as determined by the Compensation Committee of the Board of Directors in its discretion. Upon execution of his employment agreement, Mr. Fish received an incentive stock option to purchase 58,500 shares of the Company's Common Stock at an exercise price of $5.60 per share. The options granted to Mr. Fish vested as to 34% of the shares covered thereby upon execution of the agreement and vest as to 22% on each of the first three anniversaries thereafter, subject to acceleration upon a change of control of the Company. In the event Mr. Fish's employment agreement is terminated "other than for cause" (as defined in the agreement), he shall be entitled to (i) the vesting of all options in the year of termination and 50% of the options that would have vested in the year following termination and (ii) the lesser of six months base salary or the base salary for the balance of the term of the agreement. Mr. Fish has agreed not to disclose any confidential information of the Company during the term of his employment or at any time thereafter or to compete with the Company during the term of his agreement and for a period of two years thereafter in the event of termination for cause.

         On July 31, 1998, the Company entered into an employment agreement with Joseph A. Donohue pursuant to which Mr. Donohue agreed to serve as the Company's Vice President of Engineering for a three year term at an annual salary of $120,000 per annum, subject to an additional cash bonus of $30,000 as determined by the Compensation Committee of the Board of Directors in its discretion. In connection with his employment, Mr. Donohue received an incentive stock option to purchase 62,500 shares of the Company's Common Stock at an exercise price of $6.00 per share. The options granted to Mr. Donohue vested as to 34% of the shares covered thereby upon execution of the agreement and 22% of the shares covered thereby on each of the first three anniversaries thereafter, subject to acceleration upon a change of control of the Company. In the event Mr. Donohue's employment agreement is terminated "other than for cause" (as defined in the agreement), he shall be entitled to (i) the vesting of all options in the year of termination and 50% of the options that would have vested in the year following termination and (ii) the lesser of six months base salary or the base salary for the balance of the term of the agreement. Mr. Donohue has agreed not to disclose any confidential information of the Company during the term of his employment or at any time thereafter or to compete with the Company during the term of his agreement and for a period of two years thereafter in the event of termination for cause.

         On May 15, 1999, the Company entered into an employment agreement with Robert Russo pursuant to which Mr. Russo agreed to continue to serve as the Company's Vice President of Professional Services for a two year term at an annual salary of $120,000, subject to additional bonus compensation as determined by the Compensation Committee of the Board of Directors in its discretion. Mr. Russo agreed not to disclose any confidential information of the Company during the term of his employment or at any time thereafter. On February 7, 2000, the Company entered into a termination agreement with Mr. Russo pursuant to which he received an additional option to purchase 25,000 shares of Common Stock and options to purchase 6,625 shares of Common Stock held by Mr. Russo were accelerated to vest upon the closing of the sale by the Company of its Professional Services business which was consummated on February 9, 2000 (the "Closing Date"). The Company also agreed to extend the time period to exercise the vested incentive stock options from 30 days to 90 days. In addition, the Company agreed to pay Mr.

Russo a special bonus within 10 days of the one-year anniversary of the Closing Date, conditioned upon his still being employed by the acquiror at such time, in an amount equal to 3% of the net funds ($1,000,000 held in escrow) received by the Company from the acquiror following the first anniversary of the Closing Date, subject to certain adjustments. Furthermore, the Company secured an agreement with Wheatley to release Mr. Russo's founder shares from a lockup over a period of time. Effective on the Closing Date, Mr. Russo was no longer employed by the Company.

             SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Company's shares of Common Stock as of the Record Date by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each director and nominee, (iii) each of the executive officers of the Company, and (iv) all executive officers and directors of the Company as a group.

    NAME AND ADDRESS OF                         NUMBER OF SHARES              PERCENTAGE OF SHARES
      BENEFICIAL OWNER                         BENEFICIALLY OWNED             BENEFICIALLY OWNED(1)
      ----------------                         ------------------             ---------------------

Wheatley Partners II, L.P. (2)                      1,194,659                          22.3

Corey M. Horowitz(3)                                1,146,189                          20.2
   CMH Capital Management Corp.
   Pisces Investors, L.P.
   Security Partners, L.P.

Barry Rubenstein(4)                                   445,526                           7.8
  Woodland Venture Fund
  Seneca Ventures
  Woodland Partners

Robert Russo(5)                                       298,424                           5.6

William Hancock(6)                                    224,557                           4.2

Avi A. Fogel(7)                                       322,022                           5.7

Murray P. Fish(8)                                      40,682                            *

Joseph A. Donohue(9)                                   25,150                            *

Marcus Ranum(10)                                        4,375                            *

Emanuel R. Pearlman(11)                                21,392                            *

All officers and directors as a group               1,784,467                          29.4
(7 persons)

-------------------------------------

    * Less than 1%.

      (1) Unless otherwise indicated, the Company believes that all persons named in the above table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised and converted. For purposes of calculating shares assumed outstanding pursuant to the previous sentence, (a) the Company has deemed as outstanding 491,803 shares of Series D Preferred Stock and warrants to purchase 491,803 shares of Common Stock, which are issuable upon conversion of outstanding promissory notes issued by the Company in the aggregate principal amount of $1,500,000 and (b) the Company has not deemed as outstanding any shares of Series D Preferred Stock or warrants to purchase shares of Common Stock which would be issuable upon conversion of the interest on such notes. The conversion of such promissory notes is subject to approval by the Company's stockholders of Proposal No. 2. Assumes a base of 5,350,753 shares of Common Stock outstanding. Except as otherwise indicated, the address for each beneficial owner is c/o Network-1 Security Solutions, Inc., 1601 Trapelo Road, Reservoir Place, Waltham, Massachusetts 02451.

      (2)    Does not include (i) 31,040, 23,280, 31,040, 4,656 and 3,104 shares of Common Stock beneficially owned by Barry Rubenstein, Irwin Lieber, Barry Fingerhut, Seth Lieber and Jonathan Lieber, respectively, each of whom is a general partner of Wheatley Partners II, L.P. ("Wheatley") and (ii) an aggregate of 583,528 shares of Common Stock subject to currently exercisable warrants and options and convertible securities beneficially owned by Barry Rubenstein (350,078 shares), Irwin Lieber (151,486 shares), Barry Fingerhut (65,572 shares) and Jonathan Lieber (16,392 shares). Each of Messrs. Rubenstein, I. Lieber, Fingerhut, S. Lieber and J. Lieber disclaims beneficial ownership of the shares held by Wheatley, except to the extent of their equity interest therein. Wheatley's business address is 80 Cuttermill Road, Great Neck, New York 11021.

      (3)    Includes (i) 382,752 shares of common stock held by Mr. Horowitz,
             (ii) 33,750 shares of common stock subject to currently exercisable stock options held by Mr. Horowitz, (iii) 206,933 shares of common stock held by Pisces Investors, L.P., a limited partnership whose general partner is CMH Capital Management Corp., a corporation whose sole stockholder and officer is Mr. Horowitz, (iv) 145,887 shares of common stock owned by Security Partners, L.P., a limited partnership whose general partner is CMH and one of whose limited partners is Mr. Horowitz, (v) 87,995 shares of common stock held by CMH, (vi) 124,936 shares of common stock subject to currently exercisable warrants held by CMH, (vii) 40,984 shares of common stock subject to currently exercisable warrants held by Mr. Horowitz, (viii) 40,984 shares of common stock issuable upon conversion of Series D Preferred Stock held by Mr. Horowitz, (ix) 40,984 shares of common stock subject to warrants underlying certain promissory notes held by Mr. Horowitz and (x) 40,984 shares of common stock issuable upon conversion of Series D Preferred Stock underlying certain promissory notes held by Mr. Horowitz. Does not include 3,750 shares of common stock subject to stock options which are not currently exercisable. Mr. Horowitz disclaims beneficial ownership of the shares held by Pisces Investors, L.P. and Security Partners, L.P., except to the extent of his equity interest therein. The address of CMH Capital Management Corp. is 885 Third Avenue, New York, New York 10022 and the address of Pisces Investors, L.P. and Security Partners, L.P. is c/o CMH Capital Management Corp., 885 Third Avenue, New York, New York 10022.

      (4)    Includes (i) 31,040 shares of Common Stock held by Mr. Rubenstein,
             (ii) 36,250 shares of common stock subject to currently exercisable stock options held by Mr. Rubenstein, (iii) 49,898 shares of common stock subject to currently exercisable warrants held by Mr. Rubenstein, (iv) 41,128 and 23,280 shares of common stock held by Woodland Venture Fund and Seneca Ventures, respectively, (v) 32,787, 16,393, 16,393 and 234 shares of common stock subject to currently exercisable warrants held by Woodland Venture Fund, Seneca Ventures, Woodland Partners and Marilyn Rubenstein, respectively, (vi) 32,787, 16,393, 16,393, 234 and 234 shares of common stock issuable upon conversion of Series D Preferred Stock held by Woodland Venture

             Fund, Seneca Ventures, Woodland Partners, Barry Rubenstein and Marilyn Rubenstein, respectively, (vii) 32,787, 16,393, 16,393, 234 and 234 shares of common stock subject to warrants underlying certain promissory notes held by Woodland Venture Fund, Seneca Ventures, Woodland Partners, Barry Rubenstein and Marilyn Rubenstein, respectively, and (viii) 32,787, 16,393, 16,393, 234 and 234 shares of common stock issuable upon conversion of Series D Preferred Stock underlying certain promissory notes held by Woodland Venture Fund, Seneca Ventures, Woodland Partners, Barry Rubenstein and Marilyn Rubenstein, respectively. Barry Rubenstein and Woodland Services Corp. are the general partners of Woodland Venture Fund and Seneca Ventures. Barry Rubenstein is the President and sole director of Woodland Services Corp. Barry Rubenstein is the general partner of Woodland Partners. Barry Rubenstein is a general partner of Wheatley Partners II, L.P. Marilyn Rubenstein is the wife of Barry Rubenstein. Does not include 11,250 shares of common stock subject to stock options held by Mr. Rubenstein which are not currently exercisable. Mr. Rubenstein disclaims beneficial ownership of the shares of common stock held by Wheatley Partners II, L.P., except to the extent of his equity interest therein. The address of Barry Rubenstein is 68 Wheatley Road, Brookville, New York 11545. The address for Wheatley Partners II, L.P., Woodland Venture Fund, Seneca Ventures and Woodland Partners is c/o Barry Rubenstein, 68 Wheatley Road, Brookville, New York 11545.

      (5) Includes 24,250 shares of Common Stock subject to currently exercisable stock options issued to Mr. Russo pursuant to the Stock Option Plan. Does not include 15,000 shares of Common Stock subject to stock options which are not currently exercisable.

      (6) Includes 19,500 shares of Common Stock subject to currently exercisable stock options issued to Mr. Hancock pursuant to the Stock Option Plan. Does not include 15,000 shares of Common Stock subject to stock options which are not currently exercisable.

      (7) Includes (i) 256,191 shares of common stock subject to currently exercisable stock options, (ii) 8,197 shares of common stock subject to currently exercisable warrants, (iii) 8,197 shares of common stock issuable upon conversion of Series D Preferred Stock,
             (iv) 8,197 shares of common stock subject to warrants underlying certain promissory notes and (v) 8,197 shares of common stock issuable upon conversion of Series D Preferred Stock underlying certain promissory notes. Does not include 249,268 shares subject to stock options which are not currently exercisable.

      (8) Includes 40,682 shares of Common Stock subject to currently exercisable stock options issued to Mr. Fish pursuant to the Stock Option Plan. Does not include 76,233 shares of Common Stock subject to stock options which are not currently exercisable.

      (9) Includes 25,150 shares of Common Stock subject to currently exercisable stock options issued to Mr. Donohue pursuant to the Stock Option Plan. Does not include 75,969 shares of Common Stock subject to stock options which are not currently exercisable.

      (10) Includes 4,375 shares of Common Stock subject to currently exercisable stock options issued to Mr. Ranum pursuant to the Stock Option Plan. Does not include 3,750 shares of Common Stock subject to stock options which are not currently exercisable.

      (11) Includes (i) 5,000 shares of common stock subject to currently exercisable options issued to Mr. Pearlman pursuant to the Stock Option Plan, (ii) 4,098 shares of common stock subject to currently exercisable warrants, (iii) 4,098 shares of common stock issuable upon conversion of Series D Preferred, (iv)

             4,098 shares of common stock subject to currently exercisable warrants underlying certain promissory notes and (v) 4,098 shares of common stock issuable upon conversion of Series D Preferred Stock underlying certain promissory notes. Does not include 15,000 shares of common stock subject to options not currently exercisable.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         From March 2, 1998 through May 14, 1998, the Company issued an aggregate principal amount of $1,750,000 of notes, bearing interest at the rate of 8% per annum, and warrants to purchase up to 325,919 shares of Common Stock at an exercise price of $4.83 per share (the "1998 Private Financing"). In connection with the 1998 Private Financing, Wheatley Partners II, L.P. ("Wheatley") (formerly Applewood Associates, L.P.) purchased a $1,300,000 principal amount note and warrants to purchase 242,111 shares of Common Stock, CMH Capital Management Corp. ("CMH") purchased a $50,000 principal amount note and warrants to purchase 9,312 shares of Common Stock, Corey M. Horowitz purchased a $50,000 principal amount note and warrants to purchase 9,312 shares of Common Stock and Herb Karlitz purchased a $25,000 principal amount note and warrants to purchase 4,656 shares of Common Stock, at purchase prices of $1,300,000, $50,000, $50,000, and $25,000, respectively. In connection with the
1998 Private Financing, Robert Russo (then President and Chief Operating Officer of the Company) and William Hancock (then Chief Technology Officer of the Company) delivered to the Company for cancellation 38,800 and 23,280 shares of Common Stock, respectively, for an aggregate consideration of $1,000. Barry Rubenstein, then a director of the Company and a principal stockholder of the Company and Irwin Lieber, then a director of the Company, are general partners of Wheatley. Corey M. Horowitz, Chairman of the Board of Directors and a principal stockholder of the Company, is president and sole stockholder of CMH. Herb Karlitz is the brother-in-law of Corey M. Horowitz.

         As part of the 1998 Private Financing, in consideration of Wheatley's investment of $1,000,000 in May 1998, the Company, CMH and Wheatley entered into an advisory agreement, which amended a prior advisory agreement with CMH, pursuant to which the Company agreed to increase the cash fee payable to CMH, if the Company completes a merger or sale of all or substantially all its assets at any time up to January 15, 2001, from 2% to 3% of the value of the total consideration received by the Company, and CMH agreed to share such consideration with Wheatley. As further consideration for Wheatley's $1,000,000 investment in May 1998, each of CMH, Mr. Horowitz, Security Partners, L.P., Pisces Investors, L.P. (entities in which CMH is the general partner), Messrs. Russo, Hancock and Conquest agreed that for a period of 24 months from the consummation of the Company's initial public offering (until November 17, 2000), they would not sell in the public market any securities of the Company owned by them without the consent of Wheatley, unless 60% of the securities owned by Wheatley and affiliated parties have been sold.

         On May 14, 1998, the Company and CMH Capital Management Corp. agreed to convert accrued fees of $200,000 into 31,250 shares of Common Stock of the Company in full satisfaction of the Company's fee obligation to CMH under an advisory agreement, dated August 30, 1996, as amended.

         On July 8, 1998, the Company entered into an exchange agreement with certain holders of outstanding warrants and options pursuant to which the Company issued an aggregate of 596,741 shares of its Common Stock in exchange for cancellation of outstanding warrants and options to purchase 789,521 shares of the Company's Common Stock. Pursuant to such agreement, Wheatley exchanged warrants to purchase 339,111 shares of Common Stock, at exercise prices of $4.83 and $6.44 per share, for 261,565 shares of Common Stock, Mr. Horowitz and CMH, exchanged warrants to purchase an aggregate of 151,652 shares of Common Stock, at exercise prices ranging from $1.61 to $4.83, for

131,267 shares of Common Stock and Herb Karlitz exchanged warrants to purchase 11,640 shares of Common Stock, at exercise prices of $4.83 and $6.44 per share, for 8,572 shares of Common Stock.

         On September 11, 1998, the Company entered into a merger agreement with CommHome Systems Corp. ("CommHome"), effective upon consummation of the Company's initial public offering on November 17, 1998 (the "Public Offering"), pursuant to which the CommHome stockholders exchanged all of the outstanding common stock of CommHome for 35,000 shares of Common Stock of the Company. The Company assumed liabilities of CommHome on the effective date of the merger of approximately $185,000, which included $55,000 and $50,000 owed to Avi A. Fogel and Robert P. Olsen, respectively. Messrs. Fogel and Olsen received 6,875 and 6,250 shares, respectively, of the Company's Common Stock in full satisfaction of such indebtedness. Avi A. Fogel, President, Chief Executive Officer and a director of the Company, was also President and Chief Executive Officer of CommHome and owned 51% of the outstanding shares of CommHome.

         On October 1, 1998, the Company entered in an agreement with CMH to provide additional financial advisory services for the three-month period ending December 31, 1998 for which CMH received 10,000 shares of Common Stock.

         On October 19, 1998, Wheatley loaned the Company $75,000 at an interest rate of 10% per annum which was repaid upon consummation of the Public Offering.

         On October 20, 1998, the Company entered into an agreement, effective upon consummation of the Public Offering, with certain of its holders of outstanding promissory notes, including accrued interest, of $3,204,888, pursuant to which the Company issued 562,836 shares of Series C Preferred Stock in exchange for the cancellation of promissory notes, including accrued interest, of $2,954,888. In accordance with the agreement, Wheatley received 382,696 shares of Series C Preferred Stock in exchange for the cancellation of promissory notes, including accrued interest, of $2,009,156, Mr. Horowitz and CMH received an aggregate of 40,521 shares of Series C Preferred Stock in exchange for the cancellation of promissory notes, including accrued interest, of $212,734, Herb Karlitz received 12,260 shares of Series C Preferred Stock in exchange for the cancellation of promissory notes, including accrued interest, of $64,364 and Robert Graifman received 3,967 shares of Series C Preferred stock in exchange for the cancellation of promissory notes, including accrued interest, of $20,828. The balance of the promissory notes in the principal amount of $250,000 was repaid from the proceeds of the Public Offering, including indebtedness owed to Mr. Horowitz and CMH in the aggregate amount of $56,235.

         Upon consummation of the Public Offering, 333,334 shares of Series B Preferred Stock owned by Pisces Investors, L.P. ("Pisces") and 100,000 shares of Series B Preferred Stock owned by Security Partners, L.P. ("Security Partners") automatically converted into 206,933 shares and 62,080 shares of Common Stock, respectively. CMH is the general partner of Pisces and Security Partners. Mr. Horowitz and Herb Karlitz are limited partners of Security Partners. In addition, Robert Graifman, the brother-in-law of Mr. Horowitz, is a limited partner of Pisces and Security Partners.

         On January 13, 1999, the Company entered into an agreement with Robert Russo, pursuant to which $71,615 of deferred salary owed to Mr. Russo was satisfied in full by the payment of $40,000 in cash and the issuance of 5,855 shares of the Company's Common Stock at a price per share of $5.40.

         On March 10, 1999, the Company entered into an agreement with William Hancock, pursuant to which the Company agreed to loan to Mr. Hancock up to $100,000, at an interest rate of 6.5% per annum, to be used by Mr. Hancock to satisfy certain outstanding personal tax obligations. In consideration for such loan, Mr. Hancock pledged 50,000 shares of Common Stock of the Company as security for the repayment of the loan. As of February 28, 2000, Mr. Hancock had an outstanding balance of $68,352 due the Company with respect to the loan.

         On December 22, 1999, the Company entered into a Securities Purchase Agreement for the private sale of $3,000,000 of preferred stock, warrants and notes to a group of 39 investors, including entities affiliated with Barry Rubenstein, Corey M. Horowitz, a principal stockholder of the Company, Avi Fogel, a director, President and Chief Executive Officer of the Company and Emanuel R. Pearlman, a director of the Company. In this transaction the Company issued 491,803 shares of Series D Preferred Stock at $3.05 per share and warrants to purchase 491,803 shares of Common Stock at an exercise price of $3.00 per share, subject to certain adjustments based on the level of product revenue achieved by the Company during the three month period ended March 31, 2000 (so that beginning at product revenue of less than $500,000 the exercise price shall be adjusted to $1.00 per share and increasing to a maximum exercise price of $4.00 per share for product revenue equal to or greater than $4.0 million). The Company also issued convertible promissory notes in the principal amount of $1.5 million at an interest rate of 8% per year. Subject to stockholder approval of Proposal No. 2, the promissory notes are convertible into an additional 491,803 shares of Series D Preferred Stock (up to 570,492 shares if you include potential interest through maturity of such notes) and warrants to purchase an additional 491,803 shares of Common Stock (up to 570,492 shares if you include interest through maturity of such notes) at an exercise price of $3.00 per share, subject to the same adjustments based on Company product revenue as noted above. If the stockholders do not approve the conversion, then the notes will not be convertible and the interest rate on the notes will increase to 12% per year. See "Proposal No. 2."

         The Company believes that the aforementioned transactions with its officers, directors and principal stockholders and their affiliates were on terms no less favorable than could have been obtained from unaffiliated third parties. However, prior to July 1998, the Company lacked sufficient disinterested independent directors at the time of certain of such transactions. All transactions beginning thereafter, including loans, between the Company and its officers, directors and stockholders beneficially owning 5% or more of the Company's outstanding voting securities, or affiliates of such persons, have been and will continue to be for bona fide business purposes and will be on terms no less favorable to the Company than could be obtained in arm's length transactions from unaffiliated third parties. Further, all such transactions and loans and any forgiveness of indebtedness owed by such persons to the Company must be approved by a majority of the Company's independent directors who do not have an interest in the transactions and who have access, at the Company's expense, to the Company's counsel or independent legal counsel.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's executive officers, directors, and persons who own more than 10% of the Company's outstanding Common Stock to file initial reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. The Company believes that its executive officers, directors, and greater than 10% stockholders complied during the year ended December 31, 1999 with the reporting requirements of Section 16(a).

                     APPROVAL OF THE CONVERTIBLE FEATURE OF
               CERTAIN OUTSTANDING PROMISSORY NOTES OF THE COMPANY
                                (PROPOSAL NO. 2)

         At the Annual Meeting, the Company's stockholders will be asked to approve the conversion feature of certain outstanding promissory notes issued by the Company in connection with its December 1999 financing. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL OF THIS PROPOSAL. THE APPROVAL REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMPANY'S COMMON STOCK PRESENT, OR REPRESENTED, AND ENTITLED TO VOTE AT THE ANNUAL MEETING. THE 491,803 OUTSTANDING SHARES OF SERIES D PREFERRED STOCK MAY NOT BE VOTED WITH RESPECT TO THIS PROPOSAL AND SHALL NOT BE DEEMED OUTSTANDING FOR THE PURPOSES OF CALCULATING THE VOTES NEEDED TO APPROVE SUCH PROPOSAL.

HISTORY OF DECEMBER FINANCING; REASONS FOR APPROVAL

         In September 1999, the Company began an aggressive effort to secure private financing necessary to continue to support its operations. As disclosed in its 10-QSB for the quarter ended September 30, 1999, based on its then current cash position and anticipated revenues and expenses the Company would have had sufficient funds to continue to support its existing operations through December 1999. The Company's efforts to secure financing culminated in November 1999 when the Company received a financing proposal from a third party with respect to a $1.5 million financing which involved the Company issuing to the investor "floating" convertible preferred stock and warrants. The "floating" preferred stock would be convertible into common stock based upon the lesser of
(i) 110% of the closing bid price of the Common Stock on the closing date or
(ii) 80% of the market price of the Common Stock and not at a fixed price conversion rate. On December 2, 1999, the Company brought before the Board of Directors the proposed "floating" convertible preferred stock financing. At this meeting, certain Board members found the terms of the proposed financing objectionable. In addition, Barry Rubenstein, a board member at the time and a principal stockholder of the Company, expressed a desire to put together a financing for the Company. The Board requested that Mr. Rubenstein submit a proposal to the Board within days because of its immediate need to consummate a financing. On December 14, 1999, Mr. Rubenstein together with Corey M. Horowitz, also a member of the Board of Directors and a principal stockholder of the Company, presented a proposal to the Company with respect to a $3.0 financing. After considering the merits of this proposal as compared to the prior proposal, the financing proposal submitted by Messrs. Rubenstein and Horowitz was approved by the Board of Directors which included the unanimous approval of the disinterested directors. Mr. Rubenstein and Irwin Lieber (both general partners of Wheatley Partners, the largest stockholder of the Company), did not participate in the vote on approval of the financing proposal and subsequently resigned from the Board on December 16, 1999 upon agreeing to serve on the Company's advisory board.

         On December 22, 1999, the Company consummated the private sale of $3,000,000 of convertible preferred stock, warrants to purchase Common Stock and promissory notes to a group of 39 investors (the "December Financing"), which included Barry M. Rubenstein, through affiliated entities, Irwin Lieber, Corey
M. Horowitz, Avi Fogel, President, Chief Executive Officer and a director of the Company and Emanuel Pearlman, a newly elected director of the Company. In this transaction the Company issued 491,803 shares of its Series D Preferred Stock (the "Preferred Stock") at $3.05 per share (20% discount of the prior 30 day trading average) and warrants to purchase 491,803 shares of Common Stock at an exercise price of $3.00 per share, subject to certain adjustments based on the level of product revenue achieved by the Company during the three month period ended March 31, 2000 (so that beginning at product revenue of less than $500,000 the exercise price shall be adjusted to $1.00 per share and increasing to a maximum exercise price of $4.00 per share from product revenue equal to or greater than $4.0 million). The Company also issued promissory notes in the principal amount of $1.5 million at an interest rate of 8% per year (the "December Notes"). Subject to stockholder approval of this Proposal No. 2, the December Notes are convertible into an additional 491,803 shares of Preferred Stock (up to

570,492 shares if you include potential interest through maturity of the December Notes) and warrants to purchase an additional 491,803 shares of Common Stock (up to 570,492 shares if you include potential interest through maturity of the notes) at an exercise price of $3.00 per share, subject to the same adjustments for product revenue as stated above. Each share of the Preferred Stock is convertible into one share of Common Stock, subject to certain adjustments.

         The reason the December Financing included promissory notes (subject to conversion upon stockholder approval) was because of a Nasdaq Stock Market rule that requires stockholder approval prior to the sale or issuance by a company of common stock (or securities convertible into common stock) at a price less than market value which equals 20% or more of the voting power of such company. In order to comply with this rule and consummate the $3.0 financing offered to the Company, the Company issued (i) shares of convertible preferred stock and warrants in the aggregate equal to less than 20% of the voting power and (ii) the December Notes. As part of the December Financing, management agreed to use its best efforts to support a proposal at the next annual meeting of stockholders (or earlier upon a request of a majority of the December Noteholders) to approve the conversion feature of the December Notes.

         If the stockholders do not approve the conversion feature, then the December Notes will not be convertible and the entire principal and interest on the notes will be due in December 2001. In addition, the interest rate on the notes will increase to 12% per annum. The Board of Directors recommends that the stockholders vote for the approval of this proposal. First, at the time of maturity (December 2001) there can be no assurance that the Company will have the ability to pay off the notes at such time, or, if it does, the payment could represent a material portion of the Company's then cash reserves. As of March 1, 2000, the Company had a cash position of approximately $7.1 million based upon the December Financing ($3.0 million), the sale of professional services group ($2.7 million) and the exercise of options ($2.2 million). The Company, however, continues to incur substantial operating losses as it has not achieved significant product revenue. In addition, in the event the Company requires additional financing in the future, management believes that the Company may receive more favorable terms without this debt reflected on its balance sheet.

TERMS OF DECEMBER FINANCING

         The following is a summary of material terms of the December Notes, Series D Preferred Stock and warrants issued in the December Financing:

         CONVERTIBLE PROMISSORY NOTES

         The principal amount of the December Notes, along with the accrued interest, is due on December 22, 2001. The December Notes have an interest rate of 8% per annum. If the stockholders do not approve the conversion feature, then the notes will not be convertible and the interest rate on the notes will increase to 12% per annum.

         An "event of default" under the December Notes will occur if, among other things, the Company (1) fails to pay interest or principal when due, or
(2) breaches any of its representations or warranties under the Securities Purchase Agreement. Upon an event of default, the entire indebtedness and accrued interest may become immediately due and payable. The Company may prepay any amount outstanding under the December Notes at any time beginning May 22, 2001.

         Subject to stockholders' approval of this Proposal No. 2, all or any part of the principal amount of the December Notes may be converted into shares of Preferred Stock and five-year warrants to purchase shares of Common Stock. If a holder of a note elects to convert it, the holder will receive the number of shares of Preferred Stock and warrants determined by dividing the principal amount of that portion of the note being converted (plus accrued and unpaid interest) by $3.05. The conversion price and the number of shares received upon conversion may be adjusted in the event of a stock split, dividend, recapitalization, reorganization, merger, consolidation or sale of Company assets, or the issuance by the Company of shares of Common Stock at a price less than the then adjusted conversion price.

         Pursuant to the terms of the December Financing, the Company is required to seek stockholder approval for the conversion of the December Notes at this annual meeting of stockholders.

         SERIES D PREFERRED STOCK

         The shares of Series D Preferred Stock may be converted into an equal number of shares of Common Stock at any time at the option of the holders, subject to adjustment in the event of a merger or consolidation of the Company, reclassification of the Company's securities or a stock split, subdivision or combination of the Company's securities. The Series D Preferred Stock is entitled to vote on all matters which stockholders are entitled to vote (except for this Proposal No. 2 as required by Nasdaq Stock Market rules), together with the holders of Common Stock. Each share of Series D Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such shares may be converted.

         Holders of the Series D Preferred Stock shall receive dividends and other distributions, when, as and if declared by the Board of Directors out of funds legally available therefor. Holders of the Series D Preferred Stock shall be entitled to equivalent dividends and distributions on those paid on shares of Common Stock. The holders of the Series D Preferred Stock will be entitled to a liquidation preference of $3.05 plus any declared but unpaid dividends before any payments are made to holders of the Common Stock in the event of a liquidation, dissolution or winding up of the Company.

         WARRANTS

         At any time until December 22, 2004, the holder of a warrant is entitled to purchase the number of shares of Common Stock listed in such warrant, at a price of $3.00 per share, which may be adjusted based on the level of product revenues the Company achieves during the three-month period ending March 31, 2000 (so that beginning at product revenue of less than $500,000 the exercise price shall be adjusted to $1.00 and increasing to a maximum exercise price of $4.00 for product revenue equal to or greater than $4,000,000). The exercise price and the number of shares received upon exercise may also be adjusted in the event of a stock split, dividend, recapitalization, reorganization, merger, consolidation or sale of Company assets, or the issuance by the Company of shares of Common Stock at a price less than the then adjusted exercise price.

                         INDEPENDENT PUBLIC ACCOUNTANTS
                                (PROPOSAL NO. 3)

         THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE SELECTION OF THE INDEPENDENT ACCOUNTING FIRM OF RICHARD A. EISNER & COMPANY, LLP AS AUDITORS OF THE COMPANY FOR THE FISCAL YEAR COMMENCING JANUARY 1, 2000. THE RATIFICATION REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF THE COMPANY'S VOTING STOCK PRESENT, OR REPRESENTED, AND ENTITLED TO VOTE AT THE ANNUAL MEETING. A representative of Richard A. Eisner & Company, LLP is expected to attend the meeting, will have the opportunity to make a statement should he or she desire to do so, and is expected to be available to respond to appropriate questions.

                            GENERAL AND OTHER MATTERS

         Management knows of no matter other than the matters described above that will be presented to the meeting. However, if any other matters properly come before the meeting, or any of its adjournments, the person or persons voting the proxies will vote them in accordance with his or their best judgment on such matters.

                             SOLICITATION OF PROXIES

         The cost of proxy solicitations will be borne by the Company. In addition to solicitations of proxies by use of the mails, some officers or employees of the Company, without additional remuneration, may solicit proxies personally or by telephone. The Company will also request brokers, dealers, banks and their nominees to solicit proxies from their clients, where appropriate, and will reimburse them for reasonable expenses related thereto.

                              STOCKHOLDER PROPOSALS

         Any stockholder who intends to present a proposal for action at the Company's 2001 Annual Meeting of Stockholders, and to be included in our proxy statement and form of proxy relating to the 2001 Annual Meeting, must deliver such proposal to the Company at its principal executive office, 1601 Trapelo Road, Reservoir Place, Waltham, Massachusetts by November 17, 2000.

                               PRELIMINARY COPIES

                       NETWORK-1 SECURITY SOLUTIONS, INC.

                         ANNUAL MEETING OF STOCKHOLDERS

                          -----------------------------

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

             The undersigned hereby appoints Avi A. Fogel and Corey M. Horowitz, and each of them, with full power of substitution and resubstitution, to vote all shares of common stock and Series D preferred stock of Network-1 Security Solutions, Inc. (the "Company") that the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders to be held at 1601 Trapelo Road, Reservoir Place Waltham, Massachusetts 02451, on April 28, 2000, at 10:00 a.m. local time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes or resubstitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

1. ELECTION OF DIRECTORS: To elect Avi A. Fogel, William Hancock, Corey M. Horowitz, Marcus Ranum and Emanuel R. Pearlman to the Board of Directors of the Company.

     FOR all nominees listed (except as marked to the contrary above) |_|

     WITHHOLD AUTHORITY to vote for all nominees |_|

     (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME ABOVE)


2. APPROVAL OF CONVERSION FEATURE OF NOTES: To approve the conversion feature of certain promissory notes issued by the Company in connection with a financing in December 1999.

             FOR |_|             AGAINST |_|              ABSTAIN |_|


3. RATIFICATION OF INDEPENDENT AUDITORS: To ratify the selection of Richard A. Eisner & Company, LLC as independent auditors of the Company for the fiscal year commencing January 1, 2000.

             FOR |_|             AGAINST |_|              ABSTAIN |_|

and in his discretion, upon any other matters that may properly come before the meeting or any adjournment or postponement thereof.


                               (continued on back)

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

  PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

             Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report on Form 10-KSB of the Company annexed to the same is hereby acknowledged.


                                   Dated:  ______________________, 2000


                                   ------------------------------------------
                                   (Signature of Stockholder)



                                   -------------------------------------------
                                   (Signature of Stockholder)


                                   Your signature should appear the same as your name appears herein. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.